Exhibit 99.1

AGREEMENT

AGREEMENT dated as of May 1, 2009, by and between Dionics, Inc., a Delaware corporation (the “Company”) having an office at 65 Rushmore Street, Westbury, New York 11590, and Bernard L. Kravitz (“Kravitz”), having an address at 110-11 Queens Boulevard, Forest Hills, New York 11375.

W I T N E S S E T H:

WHEREAS, on March 4, 1987, the Company entered into a Salary Continuation Agreement, as amended on December 1, 1997 and December 31, 1998 (the “Deferred Compensation Agreement”) with Kravitz which provides for certain payments to be paid to Kravitz as set forth therein;

WHEREAS, on May 18, 2004, and as required under an investment made by a third party, Kravitz executed a Forgiveness Agreement (the “Forgiveness Agreement”) pursuant to which Kravitz agreed to forgive $200,000 of amounts due to him under the Deferred Compensation Agreement and postpone any and all remaining payments due him under the Deferred Compensation Agreement for a period of five (5) years starting May 18, 2004;

WHEREAS, as of the date hereof, there is a remaining balance of $301,000 (the “Remaining Balance”) owing to Kravitz under the Deferred Compensation Agreement which will become due and payable as of May 18, 2009 following the postponement under the Forgiveness Agreement;

WHEREAS, based upon the Company’s current cash position, the parties recognize that the Company will not be able to make full payment of the Remaining Balance on May 18, 2009;

WHEREAS, Kravitz desires to sell, transfer and assign, and the Company desires to acquire, the remaining interest of Kravitz under the Deferred Compensation Agreement in exchange for which the Company will pay to Kravitz $75,000.00 in cash and issue a convertible promissory note in the aggregate principal amount of $225,000.00, upon the terms and subject to the limitations and conditions set forth therein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the Company and Kravitz hereby agree as follows:

1.

Transfer of Remaining Interest.  Kravitz hereby sells, transfers and assigns to the Company, and the Company hereby acquires from Kravitz, his remaining interest under the Deferred Compensation Agreement, subject to the terms and conditions set forth herein.

2.

Payment to Kravitz.  As consideration for the transfer of the Remaining Interest as provided for herein, the Company hereby agrees to (i) pay Kravitz the sum of $75,000.00 in cash, which amount shall be paid promptly after the execution hereof, and (ii) issue Kravitz a convertible promissory note (the “Note”), in the form attached hereto as Exhibit A, in the aggregate principal amount of $225,000.00, upon the terms and subject to the limitations and conditions set forth in such Note.

3.

Miscellaneous.

(a)

Neither this Agreement nor any provisions hereof shall be modified, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

(b)

Any notice or communication under this Agreement must be in writing and sent (i) by mail, postage prepaid and registered or certified with return receipt requested, (ii) by overnight courier, or (iii) by delivering the same in person.  Notices shall be sent to the last known addresses of the parties or to such other address or addresses as any party may designate by notice as provided above.

(c)

This Agreement shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

(d)

This Agreement shall be governed and construed under the laws of the State of New York.

(e)

If any provision or any portion of any provision of this Agreement shall be held to be void or unenforceable, the remaining provisions of this Agreement or the remainder of the provision held void or unenforceable in part shall continue in full force and effect.

(f)

No waiver by any party, whether express or implied, of any provision of this Agreement, or of any breach or default, shall constitute a waiver of a breach of a similar or dissimilar provision or condition at the same time or any prior or subsequent time.  This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, supersedes any and all prior discussions, and may not be modified or amended except in writing and signed by the parties hereto.

(g)

Each of the parties hereto represents, warrants and covenants that it has had ample opportunity to consider entering into this Agreement and has had an opportunity to consult with counsel regarding this Agreement prior to executing the same.  Kravitz understands and agrees that Kaye Cooper Fiore Kay & Rosenberg, LLP, the draftsperson of this Agreement and the Note, has prepared this Agreement and the Note on behalf of the Company and is not representing Kravitz in an individual capacity in the negotiation and consummation of the transactions hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

DIONICS, INC.

By:     /s/ Bernard L. Kravitz

Name:    Bernard L. Kravitz

Title:      President

/s/ Bernard L. Kravitz

BERNARD KRAVITZ

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